Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Revenues increase 19% and net income grows 58% over prior year quarter

Olathe, Kansas (December 9, 2013) - Elecsys Corporation (Nasdaq: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, today announced the financial results for its second fiscal quarter ended October 31, 2013.

Revenues for the quarter were $7,330,000, an increase of 19% from $6,138,000 in revenues during the second quarter of fiscal 2013.  Total revenues year-to-date increased 36% to $14,104,000 from $10,395,000.  The overall increase in both quarterly and year-to-date revenues resulted from the combined growth of revenues from both of the Company’s business segments.

Operating income for the quarter was $1,116,000, compared to operating income of $700,000 for the same quarter in the prior year.  For the first six months of fiscal 2014, operating income grew to $1,569,000 from $471,000 in the first six months of fiscal 2013.

Net income was $653,000, or $0.17 per diluted share, for the quarter ended October 31, 2013.  For the quarter ended October 31, 2012, net income was $413,000, or $0.11 per diluted share. For the six-month period ended October 31, 2013, net income totaled $917,000, or $0.23 per diluted share, while for the comparable prior year period net income was $252,000, or $0.06 per diluted share.

Revenues from proprietary products and services were $3,742,000 for the quarter ended October 31, 2013, an increase of 19%, or $594,000 from the previous year quarter.  For the six-month period ended October 31, 2013, proprietary product and services revenues improved $1,352,000, or 28%, to $6,206,000 compared to $4,854,000 in the comparable period of the prior fiscal year.  Sales of wireless remote monitoring and industrial data communication solutions increased almost 42%, or $920,000, from the previous year to $3,112,000 for the current quarter. This overall rise in sales was due to increased customer orders for Watchdog remote monitoring equipment and recurring data management services combined with the introduction of a new remote monitoring product for the commercial transportation industry. Revenues of Radix mobile data acquisition solutions declined $334,000, or 39%, for the period as compared to the prior year.

The Company’s custom solutions for original equipment manufacturers (“OEM”) business segment reported revenue growth of 20% to approximately $3,588,000 for the quarter ended October 31, 2013, an increase of $598,000 from $2,990,000 in the prior fiscal year.  Fiscal year-to-date OEM revenues were $7,898,000, an increase of 43%, or $2,357,000, from $5,541,000 in the six-month period ended October 31, 2012.

The Company expects that total revenues for its proprietary products and services business segment will continue to grow during the second half of the fiscal year due to its continued investments in both sales and marketing and new product development.  The Company anticipates that both its wireless remote monitoring solutions and industrial data communications will show increases in revenues from the current period while revenues for its mobile data acquisition products and services will likely be consistent with revenues reported in the current period.  The Company also expects OEM revenues to grow moderately over the longer term based upon the current scheduled orders in backlog and the anticipated addition of new OEM customers.

Backlog, which represents orders that are scheduled for delivery over the next twelve months, was approximately $12,423,000 at October 31, 2013, an increase of $3,930,000, or 46%, from a backlog of $8,493,000 on April 30, 2013.  The increase in backlog was primarily due to an increase in OEM bookings during the quarter combined with an increase in proprietary product backlog including the previously announced $1.25 million order from the Al Rushaid Group in Saudi Arabia.

Gross margin for the quarter ended October 31, 2013 was approximately 41%, or $3,029,000, versus 39%, or $2,410,000 for the quarter ended October 31, 2012.  The increase in both gross margin dollars and gross margin percentage for the quarter was a function of the overall increase in sales volume and the product mix between higher margin proprietary product sales and OEM revenues. Gross margin for the six-month period remained consistent at 37% of sales, increasing to $5,236,000 from a gross margin of $3,800,000 during the six-month period ended October 31, 2012. The growth in gross margin dollars was the direct result of higher overall revenues during the year-to-date period.

Total selling, general and administrative expenses were approximately $1,913,000 during the quarter ended October 31, 2013 compared with $1,710,000 in the comparable quarter of the prior fiscal year.  The increase of $203,000, or 12%, primarily resulted from increases in sales and marketing expenses and research and development costs.  Selling and marketing expenses increased as a result of higher sales commissions and the increase in research and development costs included continued investment in engineering design personnel engaged in new product development.  Total selling, general and administrative expenses for the six-month periods ended October 31, 2013 and 2012, were $3,667,000 and $3,329,000, respectively.  The $338,000 increase was due to growth in research and development expenses due to additional investments in engineering design personnel, higher sales commissions as a result of increased revenues, and a rise in professional fees, office costs and other administrative personnel expenses.

Karl B. Gemperli, Chief Executive Officer, stated, “We are pleased to report the results of our second quarter as we continued to generate revenue growth and improved bottom-line performance compared to the prior year.  Sales increased 19% from the second quarter of last year and net income grew by 58% while our order backlog continued to expand.  Most significantly, we intensified our investments in new product development and expanded market development during the quarter in order to accelerate our growth rate over the long term.”

Gemperli continued, “During the second quarter, we began volume shipments of a new remote monitoring product for application in the commercial transportation industry.  Despite lingering uncertainty about the direction of the global economy, we remain focused on the numerous exciting opportunities to apply M2M solutions in the rapidly growing industries we target.  We expect the positive trends in both revenues and earnings to continue during the coming quarters.”

About Elecsys Corporation

Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications.  The Company’s primary markets include energy production and distribution, agriculture, transportation, safety and security systems, and water management.  Elecsys proprietary equipment and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and equipment under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom solutions for multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2013. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels (913) 647-0158, Phone (913) 982-5766, Fax investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
Revenues	$7,330	$6,138	$14,104	$10,395
Cost of revenues	4,301	3,728	8,868	6,595
Gross margin	3,029	2,410	5,236	3,800

Selling, general and administrative expenses:
Research and development expense	498	427	924	834
Selling and marketing expense	659	582	1,166	1,107
General and administrative expense	756	701	1,577	1,388
Total selling, general and administrative expenses	1,913	1,710	3,667	3,329

Operating income	1,116	700	1,569	471

Financial income (expense):
Interest expense	(14)	(15)	(28)	(36)
Other income (expense), net	(3)	(2)	(4)	(2)
	(17)	(17)	(32)	(38)

Net income before income taxes	1,099	683	1,537	433

Income tax expense	446	270	620	181

Net income	$653	$413	$917	$252

Net income per share information:
Basic	$0.17	$0.11	$0.24	$0.06
Diluted	$0.17	$0.11	$0.23	$0.06

Weighted average common shares outstanding:
Basic	3,860	3,887	3,877	3,886
Diluted	3,937	3,927	3,942	3,926

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	October 31, 2013	April 30, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$501	$1,464
Accounts receivable, net	2,762	2,538
Inventories, net	8,447	6,238
Other current assets	807	856
Total current assets	12,517	11,096

Property and equipment, net	5,439	5,399

Goodwill	1,942	1,942
Intangible assets, net	1,584	1,685
Other assets, net	45	47
Total assets	$21,527	$20,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,000	$1,390
Accrued expenses	1,414	1,408
Income taxes payable	282	1
Current maturities of long-term debt	187	185
Total current liabilities	3,883	2,984

Deferred taxes	650	637
Long-term debt, less current maturities	2,525	2,619

Stockholders' equity:
Common stock	40	40
Additional paid-in capital	11,536	11,429
Treasury stock	(766)	(282)
Retained earnings	3,659	2,742
Total stockholders' equity	14,469	13,929
Total liabilities and stockholders' equity	$21,527	$20,169